Exhibit 21.1

List of Subsidiaries of Arena Pharmaceuticals, Inc.

1.           Aressa Pharmaceuticals, Inc. a Delaware corporation, doing business as Aressa Pharmaceuticals.

2.           BRL Screening, Inc., a Delaware corporation, doing business as BRL Screening, Inc.